Exhibit 99.1

News > Smith-Midland > Financial > September 2013 Results November 14, 2013

SMC Announces Financial Results for the Quarter Ended September 30, 2013

MIDLAND, Virginia. - Smith-Midland Corporation (OTCBB: SMID) announced total revenue of $6.9 million and pre-tax income of $446,909 for the three months ended September 30, 2013, as compared to total revenue of $7.5 million and pre-tax profit of $983,524 for the same period in 2012. The Company had net income of $271,909 for the three months ended September 30, 2013, as compared to net income of $688,524 for the same period in 2012. The fully diluted loss per share was $.06 for the three months ended September 30, 2013 and the fully diluted earnings per share were $.14 for the same period in 2012.

The Company reported total revenue of $19.9 million and pre-tax earnings of $591,065 for the Nine months ended September 30, 2013, as compared to total revenue of $20.2 million and pre-tax earnings of $1,453,686 for the same period in 2012. The Company had net income of $358,065 for the nine months ended September 30, 2013, as compared to net income of $984,686 for the same period in 2012. The fully diluted earnings per share were $.07 for the nine months ended September 30, 2013 and the fully diluted earnings per share was $.20 for the same period in 2012.

Rodney Smith, Chairman and CEO stated, “The financial news for the third quarter was greatly improved over that of the second quarter as several new projects began production in the third quarter. The new projects recently started consist of a $4.0 million Slenderwall™ project in New Jersey, as well as a large SoftSound™ sound wall project and a large architectural residential project both in northern Virginia. Our average monthly production at retail dollars during the first quarter was just under $900,000, the average for the second quarter was approximately $850,000 while the average monthly production for the third quarter was $1,240,000 or a 38% increase over the previous quarter. We expect the fourth quarter to have an even higher rate of increase than the previous quarter making the fourth quarter the best of the year.
The company has increased its advertising and achieved corresponding increased sales for the products where we have “Blue Ocean” markets, outlined in the book, “Blue Ocean Strategy, How to Create Uncontested Market Space and Make the Competition Irrelevant.”

Our research and development teams continue to drive for “Blue Ocean” products. Smith-Midland was founded 53 years ago on a “Blue Ocean” product, the world’s first commercially available precast concrete cattleguard and has never deviated from this strategy, i.e., JJ Hooks™ Precast Concrete Barrier, the world’s largest selling precast concrete highway safety barrier; Easi-Span™ Precast Buildings; and Slenderwall™, all “Blue Ocean” products in the marketplace.

The combination of cash on hand, “Blue Ocean” products, the SMC Lean Initiative, and the end (we hope) of the Great Recession will position Smith-Midland for our most profitable years ever going forward.

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company’s Form 10-K for the fiscal year December 31, 2012.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com